Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this joint Registration Statement on Form S-8 of Carnival Corporation and Carnival plc of our report dated January 27, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2022 Annual Report to Shareholders, which is incorporated by reference in Carnival Corporation and Carnival plc’s Annual Report on Form 10-K for the year ended November 30, 2022.

/s/ PricewaterhouseCoopers LLP
Hallandale Beach, Florida
June 28, 2023